Exhibit 10.8

     Advance Formula Agreement

As of December 23, 2011, this Advance Formula Agreement (as amended, varied, supplemented, restated, renewed or replaced at any time and from time to time, this “Agreement”) is made by MANITEX LIFTKING, ULC, an Alberta corporation (“Debtor”) in favour of COMERICA BANK (“Bank”), a Texas banking association and an authorized foreign bank under the Bank Act (Canada).

For and in consideration of the loans and other credit which Debtor may now or hereafter obtain or request from Bank which are secured pursuant to a Security Agreement dated on or about December 29, 2006, executed and delivered by Debtor to and in favour of Bank (as amended, varied, supplemented, restated, renewed or replaced at any time and from time to time, the “Security Agreement”), and for other good and valuable consideration, Debtor agrees as follows:

1.	FORMULA LOANS. The credit which Bank may now or hereafter extend to Debtor subject to the limitations of this Agreement and to the conditions and limitations of any other agreement between Debtor and Bank is identified as follows:

Working Capital Note for Debtor’s working capital needs in the original principal amount of US$6,500,000, or the Equivalent Amount in Canadian Dollars as evidenced by that Amended and Restated Master Revolving Note dated as of even date herewith (as amended, varied, supplemented, restated, renewed or replaced at any time and from time to time, the “Note”), and any extensions, renewals or substitutions thereof, whether in a greater or lesser amount, (“Formula Loans”).

2.	ADVANCE FORMULA. Debtor warrants and agrees that Debtor’s indebtedness to Bank for the Formula Loans shall never exceed the sum of, without duplication:

(a)	eighty five percent (85%) of its Eligible Accounts (as hereinafter defined); plus

(b)	the lesser of (i) the Work In Process Advance Rate of its Work-in-Process Eligible Inventory (as hereinafter defined) which is properly classified under GAAP as work-in-process Inventory, or (ii) the Work In Process Inventory Cap; plus

(c)	the lesser of (i) fifty percent (50%) of its Eligible Inventory (excluding Work-in-Process Eligible Inventory included in paragraph (b) above) (as hereinafter defined), or (ii) Three Million Five Hundred Thousand Canadian Dollars ($3,500,000); minus

(d)	Priority Payables (as hereinafter defined)

in each case less customary exclusions and reserves (the “Advance Formula”).

3.	FORMULA COMPLIANCE. If the limitations in paragraph 2, above, are exceeded at any time, Debtor shall immediately pay Bank sums sufficient to reduce the Formula Loans by the amount of such excess.

4.	ELIGIBLE ACCOUNT. “Eligible Account” shall mean an Account (as hereinafter defined) arising in the ordinary course of Debtor’s business which meets each of the following requirements:

(a)	it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

(b)	it is not owing by an Account Debtor (as hereinafter defined) who has failed to pay twenty five percent (25%) or more of the aggregate amount of its Accounts owing to Debtor within ninety (90) days after the date of the respective invoices or other writings evidencing such Accounts;

(c)	it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor, or on a bill and hold agreement with such Account Debtor, or have been billed on a completion basis as agreed to with such Account Debtor; under such Account; or it arises from services rendered and such services have been performed;

(d)	it is evidenced by an invoice, dated not later than five business days following the date of shipment or agreed to performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

(e)	it is not evidenced by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, unless such note or other document or instrument previously has been endorsed and delivered by Debtor to Bank;

(f)	it is a valid, legally enforceable obligation of the Account Debtor thereunder, and to Debtor’s knowledge is not subject to any valid offset, counterclaim or other defense on the part of such Account Debtor or to any valid claim on the part of such Account Debtor denying liability thereunder in whole or in part;

(g)	it is subject to a first priority, properly perfected security interest in favor of Bank, and it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Bank;

(h)	it is not owing by a subsidiary or affiliate of Debtor;

(i)	it is not owing by an Account Debtor which (i) does not maintain its chief executive office in the United States of America or Canada, (ii) is not organized under the laws of the United States of America or Canada, or any state or province thereof, as applicable, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality or agency thereof; provided, however, Accounts owing by Canadian Commercial Corporation, a Crown corporation of the Government of Canada (“CCC”), Canadian Department of National Defence, a department of the Government of Canada (“Department of Defence”) and the United Nations, are included as Eligible Accounts;

(j)	it is not an Account owing by the United States of America or Canada or any state, province or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality or agency of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, the Financial Administration Act (Canada), as amended or with any comparable state or provincial law, as applicable, and all other necessary steps are taken to perfect Bank’s security interest in such Account; provided, however, Accounts owing by CCC, Department of Defence and the United Nations, are included as Eligible Accounts;

(k)	it is not owing by an Account Debtor for which Debtor has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

(l)	it is not an Account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company; and

(m)	it is not owing by any Account Debtor whose obligations Bank, acting in its sole, but commercially reasonable discretion, shall have notified Debtor are not deemed to constitute Eligible Accounts.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

For purposes of this Agreement, an “Account” shall mean any right of Debtor to payment for goods sold or leased or for services rendered, but shall not include interest or service charges; and “Account Debtor” shall mean the person who is obligated on or under an Account.

5.	WORK-IN-PROCESS ADVANCE RATE; WORK-IN-PROCESS INVENTORY CAP; ELIGIBLE INVENTORY.

“Eligible Inventory” (a) shall be valued at the lesser of the cost or present market value of Debtor’s Inventory (as defined in the Personal Property Security Act (Ontario), as amended and in effect from time to time) determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”), and (b) shall mean all of Debtor’s Inventory which is in good and merchantable condition, which is not obsolete or discontinued, which would be properly classified as “raw materials” or as “finished goods Inventory” under and in accordance with GAAP, and which is subject to a first priority, properly perfected security interest in favor of Bank, but excluding (1) consigned goods, Inventory located outside the United States of America or Canada, (2) Inventory covered by or subject to a seller’s right to repurchase, or any consensual or nonconsensual lien or security interest (including, without limitation, purchase money security interests) other than in favor of Bank, whether senior or junior to Bank’s security interest, (3) Inventory subject to creditors’ rights under Section 81.1 of the Bankruptcy and Insolvency Act (Canada), (4) Inventory stored, warehoused or located at a site for which Debtor has not provided to Bank a landlord, bailee or mortgagee waiver or similar agreement in form and substance acceptable to Bank, and (5) Inventory that Bank, acting in its sole discretion, after having notified Debtor, excludes. Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

“Work-in-Process Eligible Inventory” (a) shall be valued at the cost of Debtor’s work-in-process inventory determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”), and (b) shall mean all of Debtor’s “work-in-process” Inventory which is in good condition in preparation for sale, which is not obsolete or discontinued, which would be properly classified as “work-in-process Inventory” under and in accordance with GAAP, and which is subject to a first priority, properly perfected security interest in favor of Bank, but excluding (1) consigned goods, Inventory located outside the United States of America or Canada, (2) Inventory covered by or subject to a seller’s right to repurchase, or any consensual or nonconsensual lien or security interest (including, without limitation, purchase money security interests) other than in favor of Bank, whether senior or junior to Bank’s security interest, (3) Inventory subject to creditors’ rights under Section 81.1 of the Bankruptcy and Insolvency Act (Canada), (4) Inventory stored, warehoused or located at a site for which Debtor has not provided to Bank a landlord, bailee or mortgagee waiver or similar agreement in form and substance acceptable to Bank, and (5) Inventory that Bank, acting in its sole discretion, after having notified Debtor, excludes. Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

“Work-In-Process Advance Rate” shall mean thirty percent (30%).

“Work-In-Process Inventory Cap” shall mean Five Hundred Thousand Canadian Dollars ($500,000).

6.	PRIORITY PAYABLES. Under this Agreement, “Priority Payables” shall mean at any time, the full amount of liabilities of the Debtor at such time which have a trust imposed to provide for payment or security interest, lien or charge ranking or capable of ranking senior to or pari passu with the liens of Bank against the property or assets of Debtor (excepting from the foregoing, however, any purchase money financing liens which may be expressly permitted under that certain Letter Agreement dated as of even date herewith between Debtor and Bank, hereinafter referred to as the “Letter Agreement”) under federal, provincial, state, county, municipal or local law including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, workers’ compensation obligations, health insurance premiums, vacation pay, governmental royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP.

7.	CERTIFICATES, SCHEDULES AND REPORTS. Debtor will, within twenty five (25) days after and as of the end of each month (and at such other times as Bank may request), deliver to Bank agings of the Accounts and a schedule identifying each Eligible Account (not previously so identified) and reports as to the amount of Eligible Inventory. Debtor will from time to time deliver to Bank such additional schedules, certificates and reports respecting all or any of the Collateral (as defined in the Security Agreement), the items or amounts received by Debtor in full or partial payment of any of the Collateral, and any goods (the sale or lease of which by Debtor shall have given rise to any of the Collateral) possession of which has been obtained by Debtor, all and as to such extent as Bank may request. Any such schedule, certificate or report shall be executed by a duly authorized officer of Debtor and shall be in such form and detail as Bank may specify. Any such schedule identifying any Eligible Account shall be accompanied (if Bank so requests) by a true and correct copy of the invoice evidencing such Eligible Account and by evidence of shipment or performance.

Borrower shall provide Bank with immediate notice of any change in Borrower’s Priority Payables.

8.	INSPECTIONS; COMPLIANCE. Debtor shall permit Bank and its designees from time to time to make such inspections and audits, and to obtain such confirmations or other information, with respect to any of the Collateral or any Account Debtor as Bank is entitled to make or obtain under the Security Agreement, and shall reimburse Bank on demand for all costs and expenses incurred by Bank in connection with such inspections and audits. Debtor shall further comply with all of the other terms and conditions of the Security Agreement.

9.	DEFAULT. Any failure by Debtor to comply with this Agreement shall, upon the earlier of Debtor’s knowledge of such failure or Bank’s written notice to Debtor, constitute a default under the Formula Loans and under the Security Agreement and the Indebtedness, as defined therein.

10.	AMENDMENTS; WAIVERS. This Agreement may be amended, modified or terminated only in writing duly executed by Debtor and Bank. No delay by Bank in requiring Debtor’s compliance herewith shall constitute a waiver of such right. The rights granted to Bank hereunder are cumulative, and in addition to any other rights Bank may have by agreement or under applicable law. This Agreement shall supersede and replace in their entirety any prior advance formula agreements in effect between Bank and Debtor.

11.	DEMAND BASIS FORMULA LOANS. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Formula Loans are at any time on a demand basis, Debtor hereby acknowledges and agrees that the formula set forth in paragraph 2 hereof is merely for advisory and guidance purposes and Bank shall not be obligated to make any loans or advances under the Formula Loans, and, notwithstanding the terms of paragraph 3 above, Bank may at any time, at its option, demand payment of any or all of the Formula Loans, whereupon the same shall become due and payable.

12.	DILUTION OF ACCOUNTS. In the event that Bank, at any time in its sole discretion, determines that the dollar amount of Eligible Accounts collectable by Debtor is reduced or diluted as a result of discounts or rebates granted by Debtor to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as Bank deems in a commercially reasonable manner, applicable, Bank may, in its sole discretion, upon five (5) business days’ prior written notice to Debtor, reduce or otherwise modify the percentage of Eligible Accounts included within the Advance Formula under paragraph 2(a) above and/or reduce the dollar amount of Debtor’s Eligible Accounts by an amount determined by Bank in its sole discretion.

13.	ADDITIONAL DEFINITIONS. Capitalized terms not defined herein shall have the meanings as set forth in Letter Agreement, the Security Agreement and/or Note, as applicable.

14.	GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and of Canada applicable therein and the parties attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

15.	JURY WAIVER. DEBTOR AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

16.	COUNTERPARTS. This Agreement may be signed in as many counterparts as may be necessary and delivered by facsimile, each of which shall be deemed to be an original and such counterparts together shall constitute one and the same document.

17.	RESTATEMENT. This Agreement amends, restates and replaces that certain Advance Formula Agreement dated January 26, 2009, as amended from time to time.

18.	SPECIAL PROVISIONS. Any and all Accounts, Inventory and work-in-process Inventory related to the Specialized Equipment Export Facility, shall not be included in the calculation of the Advance Formula.

[End of Document – Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

DEBTOR:
Debtor’s Chief Executive Office Address:

9725 Industrial Drive. Bridgeview, Illinois 60455	MANITEX LIFTKING, ULC
	By:	/s/ David H. Gransee
SIGNATURE OF
	Its:	VP & CFO
TITLE

Accepted and Approved: COMERICA BANK

By:	/s/ Omer Ahmed
SIGNATURE OF OMER AHMED
Its: Portfolio Manager